February 21, 2019

OppenheimerFunds to Join Invesco Pending Regulatory Approvals

OppenheimerFunds Proxies to Begin Mailing

“The joining of Invesco and OppenheimerFunds will offer clients best-in-class solutions and draw on the trusted, consultative approach that has characterized both of our companies,” said John McDonough, Head of Distribution and Marketing at OppenheimerFunds.  “With this expanded, diversified suite of investment solutions, we can further help clients achieve their investment goals over the long term.”

Proxy materials begin mailing on or about February 22, 2019 to all shareholders of Oppenheimer Funds. Shareholders are being asked to consider and approve an agreement and plan of reorganization for their Fund. If the agreement is approved then their Oppenheimer Fund will reorganize into a corresponding, newly created Invesco Fund with the same (or, with respect to the ETFs, substantially similar) investment objective and substantially similar principal investment strategies and risks as the Oppenheimer Fund. The Invesco Fund will be managed by the current Oppenheimer Fund portfolio management team or, in the case of an Invesco ETF, by the Invesco portfolio management team. Key dates in the proxy process:

•	February 22, 2019: Joint proxy statement/prospectus begin mailing
•	April 12, 2019: Shareholder meeting, several funds expected to adjourn
•	May 17, 2019: Second Shareholder meeting

After the closing of a reorganization, shareholders will own shares of an Invesco Fund that are equal in value to the value of the shares of the corresponding Oppenheimer Fund that was held immediately prior to the reorganization. With the combination, Invesco will be among the largest asset managers, with over $1 trillion in assets under management, and will offer a broader range of equity, fixed-income, alternative and other investment options.

There are no sales load, commission or other transactional fees in connection with the reorganization, and the investment adviser to the Invesco Funds has agreed to waive its advisory fee and/or reimburse fund expenses of each Invesco Fund through two years from the closing date of the reorganization so that each Invesco Fund’s total annual fund operating expenses will be no greater than its Oppenheimer Fund reorganization counterpart.

Shares of Oppenheimer funds are not deposits or obligations of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including the possible loss of the principal amount invested.

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund’s investment objectives, risks, charges and expenses. Fund prospectuses and summary prospectuses contain this and other information about the funds, and may be obtained by asking your financial advisor, visiting oppenheimerfunds.com or calling 1.800.CALL OPP (225.5677). Read prospectuses and summary prospectuses carefully before investing.

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.

225 Liberty Street, New York, NY 10281-1008

© 2019 OppenheimerFunds Distributor, Inc.  All rights reserved.

OppenheimerFunds/Invesco Acquisition Proxy Q&A

On October 18, 2018, Massachusetts Mutual Life Insurance Company announced that it has entered into an agreement whereby Invesco Ltd. will acquire OppenheimerFunds, Inc. In connection with that transaction, Oppenheimer Fund shareholders will need to approve each Oppenheimer Fund to reorganize into a corresponding, newly formed Invesco fund with the same (or, with respect to ETFs, substantially similar) investment objective and substantially similar principal investment strategies and risks as the corresponding Oppenheimer Fund, which will be managed by the current OppenheimerFunds portfolio management team or, in the case of an Invesco ETF, by the Invesco portfolio management team. A Shareholder Meeting has been scheduled.

All votes matter. Should you contact your clients regarding this proxy, or should your clients contact you with any questions, we encourage you to review the proxy statements with them—and be sure to encourage them to vote their shares.

Key Dates:

  January 14, 2019: Record Date for shareholders
  February 22, 2019: Proxy Mailing begins
  April 12, 2019: Shareholder meeting
Q:	What are Shareholders being asked to vote on?
A:	Shareholders are being asked to consider and approve an agreement and plan of reorganization for their Fund. If the agreement is approved then their Oppenheimer Fund will reorganize into a corresponding, newly created Invesco Fund with the same (or, with respect to the ETFs, substantially similar) investment objective and substantially similar principal investment strategies and risks as the Oppenheimer Fund. The Invesco Fund will be managed by the current Oppenheimer Fund portfolio management team or, in the case of an Invesco ETF, by the Invesco portfolio management team.
Q:	What effect will a reorganization have on OppenheimerFunds shareholders?
A:	Immediately after the closing of a reorganization, shareholders will own shares of an Invesco Fund equal in value to the value of the shares of the corresponding Oppenheimer Fund held immediately prior to the closing of the reorganization.
Q:	Are there significant differences between the management of an Oppenheimer Fund and the corresponding Invesco Fund?
A:	No. Each Invesco Fund has the same investment objectives (or, in the case of the Invesco ETFs, substantially similar investment objectives) and substantially similar principal investment strategies and risks as its corresponding Oppenheimer Fund.
Q:	Will there be any sales load, commission or other transactional fee in connection with the reorganization?
A:	No. The total value of the shares of an Oppenheimer Fund will be exchanged for shares of the corresponding Invesco Fund without the imposition of any sales load, commission or other transactional fee. Also, the investment adviser to the Invesco Funds has agreed to waive its advisory fee and/or reimburse fund expenses of each Invesco Fund through two years from the closing date of the reorganization so that each Invesco Fund’s total annual fund operating expenses will be no greater than its Oppenheimer Fund reorganization counterpart.

Q: When will the reorganization be effective and how will shareholders be informed?

A:	At such time that an Oppenheimer Fund is approved to reorganize into its corresponding Invesco Fund, and the fund reorganization is completed, an account confirmation will be sent to each shareholder by Invesco (in the case of ETFs, the change will be reflected on the records of the broker-dealer who holds the shares).
Q:	What are the benefits to shareholders of this proposed change?
A:	Shareholders will own shares of a fund with the same (or, with respect to the ETFs, substantially similar) investment objective and substantially similar principal investment strategies and risks as their Oppenheimer Fund, managed by the current Oppenheimer Fund portfolio management team (except with respect to the Oppenheimer ETFs).

Shareholders will have exchange privileges across a much a broader range of equity, fixed-income, alternative and other investment options.

Q: If my client wishes to vote by phone, who should they call?

A:	Our tabulator can be reached at (800) 821-2712. They will be available from 9am Eastern to 9 pm Pacific every day (through the Shareholder meeting date on April 12, 2019). If a shareholder cannot locate their control number, they can provide their name and either their address or phone number so the tabulator can identify and vote their shares as instructed.

Q: When is the shareholder meeting?

A:	The shareholder meeting is scheduled for April 12, 2019. If quorum is not met by this date, additional meetings could follow.
Q:	Will phone solicitation be used?
A:	We will employ phone solicitation throughout the campaign. Each call will identify ‘OPPENHEIMERFUND’ in caller ID wherever possible to ensure shareholders know that we are trying to get their vote. [Not all phone service carriers can display a custom caller ID]. If you own more than one fund, you can vote all funds in a single call.

Q: Can you take all my clients off your call list?

A:	We maintain a courtesy ‘do not call’ list, and intend to continue to honor this if possible through this campaign. We cannot identify shareholders by representative or firm because the account registration provided does not include this information.

Shares of Oppenheimer funds are not deposits or obligations of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including the possible loss of the principal amount invested.

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund’s investment objectives, risks, charges and expenses. Fund prospectuses and summary prospectuses contain this and other information about the funds, and may be obtained by asking your financial advisor, visiting oppenheimerfunds.com or calling 1.800.CALL OPP (225.5677). Read prospectuses and summary prospectuses carefully before investing.

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.

225 Liberty Street, New York, NY 10281-1008

© 2019 OppenheimerFunds Distributor, Inc.  All rights reserved.